Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER 2013 FINANCIAL RESULTS;
PROVIDES GUIDANCE FOR FULL-YEAR 2014; INCREASES DIVIDEND 10%

•	Fourth quarter adjusted diluted EPS from continuing operations of $1.03, 2% above prior year

•	Fourth quarter reported diluted EPS from continuing operations of $0.97, 12% above prior year

•	Fourth quarter revenues $1.76 billion, 1% below the prior year

•	Full year 2014 revenues expected to be flat to 2% below the prior year, excluding Solstas acquisition

•	Full year 2014 adjusted diluted EPS from continuing operations expected to be between $3.90 and $4.10, excluding Solstas

MADISON, N.J., JANUARY 30, 2014 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the fourth quarter ended December 31, 2013, adjusted income from continuing operations was $151 million, or $1.03 per diluted share, compared to $163 million, or $1.01 per diluted share, for 2012. Reported income from continuing operations was $143 million, or $0.97 per diluted share, compared to $140 million, or $0.87 per diluted share, in 2012.

Reported income from continuing operations in the fourth quarter of 2013 was negatively impacted by $8 million after tax, or $0.06 per diluted share, of restructuring and integration costs related to the company’s ongoing efforts to drive operational excellence and simplify the organization. In the fourth quarter of 2012, reported income from continuing operations was reduced by $23 million after tax, or $0.14 per diluted share, of restructuring and integration costs.

Revenues from continuing operations were $1.76 billion for the fourth quarter, 1.0% below the prior year. Diagnostic information services revenues decreased 0.7%. Volume, measured by the number of requisitions, increased 2.3% versus the prior year. Recent acquisitions added nearly 3% to volume and approximately 2% to revenue growth versus the prior year. Revenue per requisition was 3% below the prior year, with 1% due to our recent toxicology acquisition and 2% due primarily to continued reimbursement pressure.

For the fourth quarter of 2013, adjusted operating income from continuing operations was $282 million, or 16.1% of revenues, compared to $301 million, or 17.0% of revenues, for 2012. For the fourth quarter of 2013, reported operating income from continuing operations was $270 million, or 15.3 % of revenues, compared to $265 million, or 14.9% of revenues, in 2012. Adjusted cash provided by operations during the fourth quarter of 2013 was $385 million before a $175 million tax payment related to the sale of the ibrutinib royalty rights. Cash provided by operations during the fourth quarter of 2012 was $380 million, which included a benefit of $70 million related to the timing of tax payments.

“As we have said throughout the past year, we are operating in a challenging environment and continue to face industry-wide headwinds on reimbursement and utilization. To respond to those pressures, we have implemented a great deal of change in a very short time and we have made good progress, which is reflected in this quarter’s sequentially improving year-over-year trends for volume, revenue per requisition and revenues,” said Steve Rusckowski, President and CEO. “We remain committed to executing our five-point strategy, and restoring growth is our top priority.”

Full Year 2013 Performance

Revenues from continuing operations were $7.1 billion for the full year 2013, 3.2% below the prior year. Adjusted income from continuing operations was $612 million, or $4.00 per diluted share, compared to $701 million, or $4.36 per diluted share, in 2012. On a reported basis, income from continuing operations was $814 million, or $5.31 per diluted share, including the gain on the sale of ibrutinib royalty rights, compared to $630 million, or $3.92 per diluted share, in 2012.

Adjusted operating income from continuing operations for the full year 2013 was $1.2 billion, or 16.2% of revenues, compared to $1.3 billion, or 17.8% of revenues, for 2012. On a reported basis, operating income from continuing operations was $1.5 billion, or 20.6% of revenues, compared to $1.2 billion, or 16.3% of revenues, in 2012. Adjusted cash provided by operations was $827 million before a $175 million tax payment related to the sale of the ibrutinib royalty rights. Cash provided by operations in 2012 was $1.2 billion and benefited from cash received from the interest rate swap terminations in 2012; tax payments deferred into 2013; and higher adjusted operating income in 2012. Capital expenditures for the full year 2013 were $231 million.

Dividend Increased

In addition, Quest Diagnostics' Board of Directors authorized a 10% increase in its quarterly dividend from $0.30 to $0.33 per share, or $1.32 per share annually, payable on April 23, 2014, to shareholders of record of Quest Diagnostics common stock on April 8, 2014.

"This dividend increase is consistent with our previously stated commitment to return the majority of our free cash flow to shareholders, underscoring confidence in our continued ability to generate strong cash flow in the future," said Mr. Rusckowski.

Outlook for Full-Year 2014

For 2014, the company estimates results from continuing operations, before special items and the planned acquisition of Solstas Lab Partners, as follows:

•	Revenues to be flat to down 2%, compared to the prior year;

•	Earnings per diluted share to be between $3.90 and $4.10;

•	Cash provided by operations to approximate $900 million; and

•	Capital expenditures to approximate $300 million

Note on Non-GAAP Financial Measures

As used in this press release, for the purpose of earnings the term “adjusted” refers to the operating performance measures that exclude the gain on sale of ibrutinib royalty rights, restructuring and integration charges, the loss on sale of the Enterix business and 2012 CEO succession costs. Operating cash flow has only been adjusted for the tax payment on the sale of ibrutinib royalty rights. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 800-937-2485 for domestic callers or 203-369-3858 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on January 30 until midnight Eastern Time on February 28, 2014.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.
The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company's 2012 Annual Report on Form 10-K and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” and “Risk Factors” in the company's Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company's 2013 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

###

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2013 and 2012
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net revenues	$1,756	$1,774	$7,146	$7,383

Operating costs and expenses:
Cost of services	1,051	1,073	4,326	4,365
Selling, general and administrative	415	421	1,704	1,745
Amortization of intangible assets	20	19	79	75
Gain on sale of royalty rights	—	—	(474)	—
Other operating (income) expense, net	—	(4)	36	(3)
Total operating costs and expenses	1,486	1,509	5,671	6,182

Operating income	270	265	1,475	1,201

Other income (expense):
Interest expense, net	(39)	(40)	(159)	(165)
Equity in earnings of equity method investees	6	6	24	26
Other income, net	1	1	8	6
Total non-operating expenses, net	(32)	(33)	(127)	(133)

Income from continuing operations before taxes	238	232	1,348	1,068
Income tax expense	87	82	500	402
Income from continuing operations	151	150	848	666
Income (loss) from discontinued operations, net of taxes	—	(84)	35	(74)
Net income	151	66	883	592
Less: Net income attributable to noncontrolling interests	8	10	34	36
Net income attributable to Quest Diagnostics	$143	$56	$849	$556

Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$143	$140	$814	$630
Income (loss) from discontinued operations, net of taxes	—	(84)	35	(74)
Net income	$143	$56	$849	$556

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$0.98	$0.88	$5.35	$3.96
Income (loss) from discontinued operations	(0.01)	(0.53)	0.23	(0.47)
Net income	$0.97	$0.35	$5.58	$3.49

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$0.97	$0.87	$5.31	$3.92
Income (loss) from discontinued operations	—	(0.53)	0.23	(0.46)
Net income	$0.97	$0.34	$5.54	$3.46

Weighted average common shares outstanding:
Basic	146	159	152	159
Diluted	146	160	153	160

Operating income as a percentage of net revenues	15.3%	14.9%	20.6%	16.3%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2013 and 2012
(in millions, except per share data)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$187	$296
Accounts receivable, net	852	867
Inventories	91	93
Deferred income taxes	148	174
Prepaid expenses and other current assets	105	91
Current assets held for sale	—	40
Total current assets	1,383	1,561
Property, plant and equipment, net	805	756
Goodwill	5,649	5,536
Intangible assets, net	896	872
Other assets	215	205
Non-current assets held for sale	—	354
Total assets	$8,948	$9,284

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$920	$1,016
Current portion of long-term debt	212	10
Current liabilities held for sale	—	22
Total current liabilities	1,132	1,048
Long-term debt	3,120	3,354
Other liabilities	723	636
Non-current liabilities held for sale	—	60
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both December 31, 2013 and 2012; 215 shares issued at both December 31, 2013 and 2012	2	2
Additional paid-in capital	2,379	2,371
Retained earnings	5,358	4,690
Accumulated other comprehensive (loss) income	(8)	14
Treasury stock, at cost; 71 shares and 57 shares at December 31, 2013 and 2012, respectively	(3,783)	(2,914)
Total Quest Diagnostics stockholders' equity	3,948	4,163
Noncontrolling interests	25	23
Total stockholders' equity	3,973	4,186
Total liabilities and stockholders' equity	$8,948	$9,284

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2013 and 2012
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$883	$592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	283	287
Provision for doubtful accounts	270	269
Deferred income tax provision	19	7
Stock-based compensation expense	28	50
Excess tax benefits from stock-based compensation arrangements	(4)	(4)
Gain on sale of royalty rights	(474)	—
Asset impairment and loss on sale of businesses, net	17	86
Other, net	2	(8)
Changes in operating assets and liabilities:
Accounts receivable	(247)	(243)
Accounts payable and accrued expenses	(21)	(13)
Income taxes payable	(93)	100
Termination of interest rate swap agreements	—	72
Other assets and liabilities, net	(11)	(8)
Net cash provided by operating activities	652	1,187
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(213)	(51)
Proceeds from sale of businesses	296	—
Proceeds from sale of royalty rights	474	—
Capital expenditures	(231)	(182)
Decrease in investments and other assets	2	16
Net cash provided by (used in) investing activities	328	(217)
Cash flows from financing activities:
Proceeds from borrowings	896	715
Repayments of debt	(900)	(1,369)
Purchases of treasury stock	(1,037)	(200)
Exercise of stock options	138	162
Excess tax benefits from stock-based compensation arrangements	4	4
Dividends paid	(185)	(108)
Distributions to noncontrolling interests	(32)	(38)
Other financing activities, net	10	12
Net cash used in financing activities	(1,106)	(822)
Net change in cash and cash equivalents	(126)	148
Change in cash and cash equivalents included in assets held for sale	17	(17)
Cash and cash equivalents, beginning of period	296	165
Cash and cash equivalents, end of period	$187	$296

Cash paid during the period for:
Interest	$167	$163
Income taxes	$568	$305

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$143	$140	$814	$630
Income (loss) from discontinued operations, net of taxes	—	(84)	35	(74)
Net income available to common stockholders	$143	$56	$849	$556

Income from continuing operations	$143	$140	$814	$630
Less: Earnings allocated to participating securities	1	—	3	2
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$142	$140	$811	$628

Weighted average common shares outstanding - basic	146	159	152	159
Effect of dilutive securities:
Stock options and performance share units	—	1	1	1
Weighted average common shares outstanding - diluted	146	160	153	160

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$0.98	$0.88	$5.35	$3.96
Income (loss) from discontinued operations	(0.01)	(0.53)	0.23	(0.47)
Net income	$0.97	$0.35	$5.58	$3.49

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$0.97	$0.87	$5.31	$3.92
Income (loss) from discontinued operations	—	(0.53)	0.23	(0.46)
Net income	$0.97	$0.34	$5.54	$3.46

Earnings per common share are computed independently for each quarterly period. Therefore, the sum of quarterly earnings per common share will not equal earnings per common share for the twelve months ended December 31, 2013.

2)
Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations attributable to Quest Diagnostics' stockholders, and diluted earnings per common share represent the Company's results before the impact of the gain on sale of Ibrutinib royalty rights, restructuring and integration charges, loss on sale of the Enterix business and first and second quarter 2012 costs associated with the succession of our prior CEO. Adjusted amounts for net cash provided by operating activities represent the Company's net cash provided by operating activities before the impact of the income tax payment associated with the sale of Ibrutinib royalty rights. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three Months Ended December 31, 2013
	(dollars in millions, except per share data)
		Restructuring and Integration Charges
	As Reported	(a)	As Adjusted
Operating income	$270	$12	$282
Operating income as a % of net revenues	15.3%	0.8%	16.1%
Income from continuing operations attributable to Quest Diagnostics' stockholders (b)	$143	$8	$151
Diluted earnings per common share	$0.97	$0.06	$1.03

(a)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($7 million in cost of services and $5 million in selling, general and administrative expenses).

(b)	For the restructuring and integration charges, income tax benefits were calculated using combined federal and state rates of 38.2%.

	Twelve Months Ended December 31, 2013
	(dollars in millions, except per share data)
		Gain on Sale of Ibrutinib Royalty Rights	Restructuring and Integration Charges	Loss on Sale of Enterix
	As Reported	(c)	(d)		As Adjusted
Operating income	$1,475	$(474)	$115	$40	$1,156
Operating income as a % of net revenues	20.6%	(6.6)%	1.6%	0.6%	16.2%
Income from continuing operations attributable to Quest Diagnostics' stockholders (e)	$814	$(298)	$71	$25	$612
Diluted earnings per common share	$5.31	$(1.95)	$0.47	$0.17	$4.00

(c)	Represents the gain, net of transaction costs, associated with the sale of the Company's Ibrutinib royalty rights.

(d)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($43 million in cost of services and $72 million in selling, general and administrative expenses).

(e)
For the gain on sale of Ibrutinib royalty rights, income tax expense was calculated using a combined federal and state rate of 37.1%. For the restructuring and integration charges and loss on sale of Enterix, income tax benefits were calculated using combined federal and state rates of 38.2% and 35.9%, respectively.

		Income Tax Payment Associated with the Sale of Ibrutinib Royalty Rights
	(dollars in millions)
Three Months Ended December 31, 2013	As Reported	(f)	As Adjusted
Net cash provided by operating activities	$210	$175	$385

Twelve Months Ended December 31, 2013
Net cash provided by operating activities	$652	$175	$827

(f)	Represents the income tax payment made during the fourth quarter of 2013 associated with the sale of Ibrutinib royalty rights.

	Three Months Ended December 31, 2012
	(dollars in millions, except per share data)
		Restructuring & Integration Charges
	As Reported	(g)	As Adjusted
Operating income	$265	$36	$301
Operating income as a % of net revenues	14.9%	2.1%	17.0%
Income from continuing operations attributable to Quest Diagnostics' stockholders (h)	$140	$23	$163
Diluted earnings per common share	$0.87	$0.14	$1.01

(g)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($23 million in cost of services and $13 million in selling, general and administrative expenses).

(h)	For the restructuring and integration charges, income tax benefits were calculated using a combined federal and state rate of 38.7%.

	Twelve Months Ended December 31, 2012
	(dollars in millions, except per share data)
		Restructuring & Integration Charges	CEO Succession Costs
	As Reported	(i)	(j)	As Adjusted
Operating income	$1,201	$106	$10	$1,317
Operating income as a % of net revenues	16.3%	1.4%	0.1%	17.8%
Income from continuing operations attributable to Quest Diagnostics' stockholders (k)	$630	$65	$6	$701
Diluted earnings per common share	$3.92	$0.40	$0.04	$4.36

(i)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($52 million in cost of services and $54 million in selling, general and administrative expenses).

(j)	Principally represents accrued severance and accelerated vesting of equity awards in connection with the succession of our prior CEO (recorded in selling, general and administrative expenses).

(k)	For both the restructuring and integration charges, and CEO succession costs, income tax benefits were calculated using a combined federal and state rate of 38.7%.

3)
For the twelve months ended December 31, 2013, gain on sale of royalty rights represents the sale of the Company's Ibrutinib royalty rights for $474 million, net of transaction costs. For the twelve months ended December 31, 2013, income tax expense includes $176 million associated with the gain on sale of royalty rights.

4)
Other operating (income) expense, net includes miscellaneous income and expense items related to operating activities. For the twelve months ended December 31, 2013, other operating (income) expense, net includes the pre-tax loss on sale of Enterix of $40 million. In addition, other operating (income) expense, net, for the twelve months ended December 31, 2013, includes a gain of $6 million resulting from consideration associated with certain non-compete agreements.

5)
During the fourth quarter of 2012, the Company committed to a plan to sell its HemoCue diagnostic products business and completed the sale of its OralDNA salivary-diagnostics business. As a result, the Company's fourth quarter 2012 results include related after-tax charges in discontinued operations for the estimated asset impairment associated with HemoCue and the loss on sale associated with OralDNA totaling $90 million. During the second quarter of 2013, the Company completed the sale of HemoCue. As a result, income (loss) from discontinued operations, net of taxes, for the twelve months ended December 31, 2013, includes a gain of $14 million (including foreign currency translation adjustments, partially offset by income tax expense and transaction costs) associated with the sale of HemoCue. In addition, income (loss) from discontinued operations, net of taxes for the twelve months ended December 31, 2013, includes discrete tax benefits of $20 million associated with favorable resolution of certain tax contingencies related to our NID business, which was wound down in 2006.

6)
On April 19, 2013, the Company entered into an accelerated share repurchase agreement ("ASR") with a financial institution to repurchase $450 million of the Company’s common stock as part of the Company’s Common Stock repurchase program. The ASR was structured as a combination of two transactions: (1) a treasury stock repurchase and (2) a forward contract which permitted the Company to purchase shares immediately with the final purchase price of those shares determined by the volume weighted average price of the Company's common stock during the purchase period, less a fixed discount. Under the ASR agreement, the Company paid $450 million to the financial institution and received 7.6 million shares of common stock, resulting in a final price per share of $59.46. The Company initially received 7.2 million shares of its common stock during the second quarter of 2013 and received an additional 0.4 million shares upon completion of the ASR agreement during the third quarter of 2013. As of June 30, 2013, the Company recorded this transaction as an increase to treasury stock of $405 million, and recorded the remaining $45 million as a decrease to additional paid-in capital in the Company's consolidated balance sheets. Upon completion of the ASR agreement in the third quarter of 2013, the Company reclassified the $45 million to treasury stock from additional paid-in capital on the consolidated balance sheets.

On September 4, 2013, the Company entered into an ASR agreement with a financial institution to repurchase $350 million of the Company’s common stock as part of the Company’s Common Stock repurchase program. The ASR was structured as a combination of two transactions: (1) a treasury stock repurchase and (2) a forward contract which permitted the Company to purchase shares immediately with the final purchase price of those shares determined by the volume weighted average price of the Company's common stock during the purchase period, less a fixed discount. Under the ASR agreement, the Company paid $350 million to the financial institution and received 5.8 million shares of common stock, resulting in a final price per share of $60.73. The Company initially received 4.7 million shares of its common stock during the third quarter of 2013 and received an additional 1.1 million shares upon completion of the ASR agreement during the fourth quarter of 2013. As of September 30, 2013, the Company recorded this transaction as an increase to treasury stock of $280 million, and recorded the remaining $70 million as a decrease to additional paid-in capital in the Company's consolidated balance sheets. Upon completion of the ASR agreement in the fourth quarter of 2013, the Company reclassified the $70 million to treasury stock from additional paid-in capital on the consolidated balance sheets.

In addition to the ASRs previously discussed, the Company repurchased shares of its common stock on the open market. For the year ended December 31, 2013, the Company repurchased an additional 4.1 million shares of its common stock at an average price of $57.63 per share for a total of $237 million.

At December 31, 2013, $828 million remained available under the Company’s share repurchase authorizations.